CREDIT AGREEMENT

         This Credit Agreement is entered into this 24th day of January, 2000 by and between TELESOURCE CNMI, INC. ("Borrower") and THE HONGKONG AND SHANGHAI BANKING CORPORATION, LIMITED, ("Bank") with reference to that commitment letter entered into between Bank and Borrower dated 21 JANUARY 2000 (the "commitment letter").

          Borrower  desires  Bank  to  extend  credit   facilities  to  Borrower
referenced in the Commitment Letter, subject to the conditions set forth in this Credit Agreement.

          In consideration of the premises and the mutual promises hereinafter contained, and in consideration of Bank granting the financial accommodations described hereunder. Borrower hereby warrants, represents, and agrees as follows: -

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.01. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural of the terms defined unless otherwise indicated):

          "Affiliate" means any Person, directly or indirectly controlling, controlled by, or under common control with, any other Person.

          "Applicable  Interest  Rate" means the rate of  interest  set forth in
Section 2.01 (c) hereof.

          "Banking Day" means days on which dealings in Dollar deposits arc carried on in the London and New York Intrabank Markets and on which commercial banks are open for business in Saipan. Commonwealth of the Northern Mariana Islands.

          "Base Lending Rate" means the base index rate of interest established by the New York office of the Bank from time to time in good faith in its discretion for general pricing of its short term loans to ordinary commercial borrowers, which rate may be established and changed from time to time.

          "Documentary Credit Instruments" means the letters of credit, drafts, short term notes and any other standard instruments issued in connection with the Line of Credit as provided for in Section 2.01 below.

          `Encumbrance" means any mortgage, lien, security interest, pledge, charge, encumbrance or other type of preferential arrangement.

          "Event of Default" has the meaning attributed thereto in Section ~JM hereof.

          "Governmental Agency" means any agency, department, ministry, authority, statutory corporation or other statutory body, political subdivision or judicial entity of the Commonwealth of the Northern Mariana Islands now existing or hereafter created, acid any corporation or other legal entity the majority of whose capital or voting stock is now or hereafter owned or controlled directly or indirectly by the Commonwealth of the Northern Mariana Islands or any corporation or other legal entity otherwise controlled directly or indirectly by the Commonwealth of the Northern Mariana Islands.

          "Governmental Approval" means any consent, license, approval, authorization, exemption, registration, filing, opinion or declaration from or with, as the case may be, the Commonwealth of the Northern Mariana Islands or any Governmental Agency.

         "Guarantor" means any and all persons executing guaranties of the obligations of Borrower required under Section 3.04 hereof. "Guaranty" means the guaranty or guaranties of the obligations of Borrower required under Section 3.04 hereof.

          "Interest Period" means the period of months as specified in Section 2.01(c) hereof.

          "Libor" means, in respect of any Interest Period an interest rate per annum equal to the average rate of interest per annum offered in the London interbank Market to Lender by reference banks in the London Interbank Market at approximately I 1:00 am. (London time) on the date which is two (2) Banking Days prior to the first day of such interest Period for a period of time comparable.1o,thc.nammber of days in such Interest.. Period and in an amount substantially equal the principal amount of the note scheduled to be outstanding for such Interest Period.

          "Loan Documents" means any and all instruments and documents, the execution of which is contemplated herein including, without limitation, any an all Security Agreements, Guaranty, the Note, any Documentary Credit Instruments, and this Credit Agreement. All Loan Documents shall be in form and substance satisfactory to the Bank.

          "Loan" means collectively, the credit facilities extended hereunder.

         "New York" means New York, New York, United States.
          --------

         "Note" means the promissory notes and any renewals, extensions or replacement notes evidencing the advances provided for in this Agreement.

          "Person" means an individual, corporation. partnership, joint venture, trust, unincorporated organization or any judicial entity or a national state or any agency or political subdivision thereof.

         "Security Agreements" mean all of the documents and instruments provided for herein as support and security for the Loan.

          Section 1.02. Section Headlines. The section headings used herein are for reference and for convenience only and shall not enter into the interpretations hereof.


                                   ARTICLE II

                                      LOANS

          Section 2.01. Line of Credit. Subject to the conditions and upon the terms herein provided, Bank will make available to Borrower an amount not to exceed a total amount of USD TWO MILLION AND NO/l00 DOLLARS ($USD2,000,000. 00) on a line of credit basis (the "Line of Credit" or "Credit Line") to be extended for the purposes as set forth in the Bank's commitment letter. The Line of Credit facilities expire 31 JANUARY 2001.

                   (a) Type and Amount of Facilities. The Line of Credit may be allocated among any of the following types of facilities as marked, up to the aggregate maximum amount set forth above:

                            [ ]  Documentary  credits/bills  receivable  due  at
sight up to an aggregate amount of Not Applicable.

                            [  ] Trust receipts/clean import loans of a duration
up to but not exceeding _______ (___) days up to an aggregate amount of $ Not Applicable.

                            [  ] Promissory note advances of a duration up to.
but not exceeding _______ (____) days up to an aggregate amount of $   Not
Applicable.

                             [ ] Standby  letters  of credit up to an  aggregate
amount of $ Not Applicable.

                            [X] Revolving  line evidenced by an OPTIONAL TIME OR
DEMAND GRID NOTE DATED up to an aggregate amount of $

USD TWO MILLION DOLLARS ($USD 2,000,000.00)
------------------------ -----------------

                               Foreign exchange contracts up to an aggregate
amount of $     Not Applicable

and

                            [X] Overdraft line not to exceed an aggregate amount
as specified in the overdraft agreement entitled "Credit Agreement (Overdraft Facility)."

         Provided however, that the total amount outstanding at any one time under the above Line of Credit shall in all events not exceed a total aggregate principal amount for all credit facilities of USD TWO MILLION AND NO/100 DOLLARS ($ USD2,000,000. 00).

         As to any overdraft agreement, letter of credit agreement, or similar credit agreement executed by Borrower in connection with the Line of Credit. such agreements are hereby made subject to all conditions, agreements and covenants contained herein to the same extent as if they were fully set forth in and made a part of this Agreement. In the event of a conflict between the terms hereof and the terms of such agreements, the terms hereof shall control.

                   (b) Documentary Credit Instruments. All credit documents under the Line of Credit (including, without limitation, all letters of credit and the short term promissory notes) shall be on standard instruments in form and content satisfactory to the Bank. For each and every letter of credit requested by Borrower an application and agreement in form and content satisfactory to Bank, containing such standard commercial provisions as Bank may require (including, without limitation, the commitment by Borrower to pay all drafts, commissions, charges and expenses and the recognition of Bank's security interest and right to possession of the shipping documents and property shipped in connection with the letter of credit) will be executed by Borrower. All such standard documentary credit instruments, plus any short term promissory notes issued pursuant to Section 2.01(a) are herein sometimes referred to as the "Documentary Credit Instruments." Borrower will provide Bank with signature cards and corporate resolutions designating what persons shall, from time to time, be authorized to execute Documentary Credit Instruments.

                  (c) Applicable Interest Rate. Interest on the various Documentary Credit Instruments and facilities under the Line of Credit shall be payable:

                  (i) at rate per annum equal to the following as marked:

                           [X] Bank's Base Lending Rate plus ONE AND ONE HALF OF
ONE (1.50%) percent per annum, adjusted from time to time as to all note drawings;

                          [   ] Libor Plus  Not Applicable (    %)  adjusted at
the commencement of each Interest Period as to all drawings for Interest Periods of________ months;

                            [  ]  Libor Plus Not Applicable (    %), adjusted
 _____________ as to all note drawings;

                            [3] The rate of interest paid by Bank on time
certificate(s) of deposit with a maturity of Not Applicable (   ),
months ___________, adjusted ____________as to all note drawings.


                   (ii) as provided in Bank's commitment letter as to all other extensions of credit.

                   (d) Review Date. The Line of Credit shall mature as of the close of business on 31 JANUARY 2002, and no Documentary Credit Instrument shall be issued or accepted which expires or matures beyond the maturity date of the Line of Credit, Bank shall have no obligation to extend any advances or facilities under the Line of Credit from and after the maturity date. Provided, however, the Bank may from time to time, upon request of Borrower and at the sole option of Bank, renew and extend the credit facilities under the Line of Credit for additional periods of such duration as the Bank may from time to time fix. In all events, and not withstanding the above, the Bank retains the right to terminate the Credit Line at any time upon notice to Borrower and cease to permit any further drawings thereunder.

                   (e) Availability. The Line of Credit shall be available to Borrower only so long as Borrower shall not he in default hereunder or under any of its other obligations to Bank, the Bank has not exercised its right to demand repayment, and only prior to the maturity date provided in Section 2,02(d) and any extensions or renewals thereof.

                   (f) Renewal. The terms and conditions of this Agreement shall continue to apply as to any renewal or extension hereof notwithstanding the issuance of a new commitment letter by Bank. Upon any renewal and issuance of a, new commitment letter accepted by Borrower, the terms of the commitment letter as to she review date, applicable interest rate, types and amount of credit facilities and security shall be incorporated herein as fully as if originally contained herein and shall supersede any conflicting terms hereof Upon request of Bank. Borrower shall execute an amendment so this Agreement confirming the amendment of this Agreement by the new commitment letter.

          Section 2.02. Repayment. The principal amount of the Line of Credit and interest thereon shall be paid as specified in the promissory notes as to note drawings and at sight for Documentary Credits other than TR/CIL which mature on a Not Applicable ( ) day basis.

                                   ARTICLE III

                                SECURITY/SUPPORT

          Section 3.01. Security. Borrower shall deliver to the Bank the following as marked as security for the credit facilities extended to Batik hereunder.

                       [  ] Security Interest. Borrower shall execute and
deliver to Bank security agreements granting to Bank a first security  interest
in  Borrower's  receivables,   inventory,  stock  in  trade, furniture and
fixtures and equipment. Borrower shall also execute and deliver to Bank  for
filing  one  or  more  financing   statements  in  form  and  content
satisfactory to Bank relative to the security interest granted under the security agreement.

                       [ ] Real Estate Mortgages. Borrower will duly execute and deliver or cause to he executed and delivered in form satisfactory to Bank a mortgage or mortgages granting and conveying to Bank as mortgagee a lien on all the right, title and interest of Borrower and or Guarantor in various fee simple/leasehold properties as described in Bank's commitment letter to Borrower, including also all buildings now and hereafter constructed on said properties and any fixtures and equipment therein.

                       [ ] Assignment of Rental income, Borrower will duly execute and deliver or cause to be executed and delivered in form satisfactory to Bank an assignment of rental income from the mortgaged property.


                      [X] Other. ASSIGNMENT OF RECEIVABLES/PROMISSORY NOTES. Borrower will duly execute and deliver or cause to be executed and delivered in form and content satisfactory to Bank a pledge and assignment of Borrower's accounts receivables and/or promissory notes from Common wealth Utilities Corporation.

The value of the security to be a minimum of 125% of the total facility amount. Original promissory notes under pledge to be held under lien at the Bank.

          Section 3.02. Additional Documents. Borrower and any mortgagor at any time or times that it is requested to do so by Bank, will execute and deliver or provide to Bank in recordable form, if appropriate, such other documents as Bank may reasonable request to effectuate and protect its security for the Loan provided for herein including without limitation estoppel certificates, non-disturbance agreements and financing statements.

          Section 3.03. Security Agreements. All -the Security Agreements shall be in form and content satisfactory to Bank and shall constitute valid first liens upon the respective real property, buildings, receivables, equipment, furniture and fixtures to which the respective Security Agreements relate (provided, however, that Bank may, in writing, consent to specific liens or exceptions as to specific properties). All Security Agreements shall be duly and properly recorded or filed as necessary to protect and preserve the priority of the Bank's liens thereunder

          Section 3.04. Guaranty. Borrower will-cause to be provided the guarantee of TELESOURCE INTERNATIONAL, INC. guarantying to Bank repayment by Borrower of the Loan, which Guaranty shall be in form and content satisfactory to Bank.

                                   ARTICLE IV

                          CONDITIONS OF LOAN/WARRANTIES

          Section 4.01. Conditions of Loan. The obligation of the Bank to extend the Loan, including all future advances, is subject to: (i) the condition precedent that Borrower shall be in full compliance with all the terms and conditions of this Agreement to be performed or observed by Borrower, and (ii) the condition precedent that the Bank shall have received the following (each of which shall be in form and substance satisfactory to the Bank):

                   (a) Insurance. Evidence of the insurance required by the terms of this Agreement.

                   (b)      Collateral. The Security Agreement required under
Article ill.

                   (c)      Guaranty. The Guaranty required tinder Section 3.04.

                   (d) Borrowing Resolutions. Certified copies of resolutions of the board of directors of Borrower and any corporate Guarantor approving each Loan Document to which the Borrower or Guarantor is a party and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each such Loan Document.

                   (e) Opinion or Counsel. The opinion of the Borrower's counsel required under Section 4.03 and certificates of good standing for Borrower required under Section 4.04.

                   (I) Additional Documents. Such additional documents as. may. be specifically required hereunder or as the Bank may from time to time otherwise reasonably require.

                   (g) Evidence of Compliance. Such evidence as Bank may require that Borrower is in compliance with all the terms and conditions of this Agreement.

                   (h) Appraisals. Prior to disbursement of any funds, and from time to time thereafter (but in no event less than every two years), such appraisals as Bank may request in the Bank's reasonable discretion, and at Borrower's cost, which appraisals shall be done by an appraiser who shall who shall be satisfactory to Bank.

          Section 4.02. Warranties. The Loan and the accommodations given hereunder to Borrower by Bank are specifically made upon the following representations and warranties by Borrower and each Guarantor executing this Agreement, each of which shall constitute a continuing covenant hereunder:

                   (a) Compliance wish Loan Documents. The Borrower and Guarantor have fully complied with all of the provisions of this Agreement, the Notes, and any Documentary Credit Instruments and Security Agreements and Borrower is entitled to disbursement, it being understood that the making of such disbursement when Borrower is not so entitled will not constitute a waiver of such compliance.

                   (b) Documents Authorized and Valid. The Notes, any Documentary Credit Instruments, the Security Agreements, the Guaranty, this Agreement, and all other documents contemplated to be executed and delivered hereby have been fully authori2ed and executed and constitute valid obligations of the obligors or persons executing such documents and are enforceable in accordance with their respective terms.

                   (c) Security Agreements. The Security Agreements provided herein create valid liens upon the secured property, free and clear of all encumbrances except as may be expressly waived by Bank and except as provided for herein; and has full, valid and complete title to all secured property, except as to those properties held in leasehold, as to which properties has full and valid leasehold title.

                   (d) Corporate Resolutions. Bank has been furnished with proper corporate resolutions of Borrower and any corporate Guarantor authorizing all the transactions contemplated in this Agreement and With such documents, reports, certificates, affidavits and other information (including, without limitation, an opinion of Borrower's counsel) in form and substance satisfactory to Bank, as the Bank may reasonably require to evidence compliance by Borrower with all of the provisions of this Agreement, and such documents, reports, certifications, and other information are true and correct.

                   (e) No Pending Litigation. There are no actions, suits or proceedings pending or, to Borrower's or Guarantor's knowledge, threatened against or affecting the Borrower or Guarantor or any secured property, at law or in equity, or before or by any Governmental Agency, which, if adversely determined, would impair the ability of Borrower and/or Guarantor to continue its business in the ordinary course or to pay when due any amounts which may become payable on the Notes. Borrower shall furnish to the Bank satisfactory evidence of compliance with this subparagraph upon request by Bank.

                    (I) Licenses. Borrower possess all trade names, franchises, licenses and certificates and other rights, free from burdensome restrictions that are necessary in tiny material respect for the ownership, maintenance and operation of its. properties and assets, and Borrower is not in violation thereof.

          Section 4.03. Opinion of Counsel. As a condition precedent to obtaining the Loan, Borrower shall deliver to Bank an opinion of counsel of Borrower and any corporate Guarantor (which counsel shall be satisfactory to Bank) addressed to Bank stating that:

                   (i) The Borrower and said Guarantor are corporations duly incorporated according the laws of the Commonwealth of the Northern Mariana Islands and are in good standing therein, and are duly authorized, respectively, to transact business in the Commonwealth of the Northern Mariana Islands;

                   (ii) The documents required hereunder to be executed by the Borrower and/or Guarantor, including the Notes, and Documentary Credit
Instruments, the Security Agreements and this Agreement have been duly authorized, executed and delivered by Borrower and/or Guarantor and constitute valid, enforceable and binding obligations of the respective obligors in accordance with their respective terms;

                   (iii) The execution and delivery of this Agreement and the Notes, the Documentary Credit Instruments and the security Agreements and the doing and performance of all acts herein and in said documents provided to be done by the respective obligors do not and will not violate any provision of the Articles of Incorporation or By-Laws of the Borrower or Guarantor and will not result in the breach of, or constitute a default under, or require any consent under, any indenture, bank loan or credit agreement, mortgage or other agreement or instrument to which Borrower, or any corporation of which Borrower is a subsidiary, or Guarantor is a party or by which Borrower, any such corporation or their respective properties may be bound or affected, to the extent that counsel is aware of the existence of any such agreement or instrument;

                   (iv) No license, authorization. consent or approval of any governmental authority is required for the Borrower and/or Guarantor to perform its agreements contained in said documents, Or if any such license, authorization, consent or approval is required, the same has been obtained;

                   (v)That to she best knowledge, information and belief of counsel all representations contained in this Agreement or made to Bank on the part of Borrower or Guarantor are true and correct.

          Section 4.04. Certificates of Good Standing. Upon request of Bank from time to time, Borrower shall provide to Bank certificates of good standing for itself and the corporate Guarantor.

                                    ARTICLE V

                        FINANCIAL STATEMENTS AND RECORDS

          Section 5.01. Maintenance of Records. Borrower and Guarantor shall maintain complete and accurate books of account and business and accounting records in accordance with generally accepted accounting principles as recogniled by the American Institute of Certified Public Accountants. Borrower shall provide to Bank from time to time upon requesL by Bank such records, financial information and business information as Bank may reasonably require.

          Section 5.02. Annual Statements. (If checked here [X ]) Borrower and the corporate Guarantor shall furnish to Bank within ONE HUNDRED TWENTY (120) days after the end of each annual fiscal period of Borrower or said Guarantor, audited financial statements of the Borrower for such fiscal period, including a balance sheet and a statement of net worth, all prepared in accordance with generally accepted principles of accounting practices currently employed by Borrower or Guarantor and all certified by an independent certified public accountant acceptable to Bank.

         Section 5.03. Quarterly Statements. (If checked here [ ]) Borrower and Guarantor shall furnish to Bank within_Not Applicable (___) days after the end of each quarterly fiscal period of Borrower and Guarantor unaudited financial statements for such quarter, including a balance sheet and a statement of net worth, all prepared in accordance with generally accepted principles of accounting practices currently employed by Borrower and certified by a financial officer of Borrower or Guarantor.

          Section 5.04. Individual Guarantors. (If checked here [ ]) each individual Guarantor shall provide to Bank prior to closing of the Loan, personal net worth statements in form and content satisfactory to Bank, which statements shall be updated annually and submitted prior to any designated review date of the credit facilities.

          Section 5.05.     OTHER.   Not Applicable.
                            -----    ---------------

                                   ARTICLE VI

                                    INSURANCE

          Section 6.01. Insurance. Borrower will maintain or cause to be maintained the insurance set forth below in a company or companies satisfactory to Bank. The property damage policy or policies shall name the Bank as loss payee and shall provide that there shall be no termination or reduction in coverage without prior notice to the Bank.

          Section 6.02. Insurance on improvements. (If checked here [ ]) Borrower will maintain or cause to be maintained fire, typhoon, earthquake and extended coverage on all improvements constructed upon the properties which are mortgaged to secure the Loan to Borrower hereunder. Such insurance policy or policies shall be in an amount equal to replacement cost or appraised value (whichever is less) or in such other amount as the parties may agree.

          Section 6.03. General Insurance Requirements. Without limitation of the foregoing, and without reducing the insurance required above, Borrower shall in all events maintain commercially adequate insurance in such amounts and covering such risks as is usually carried by prudent companies engaged in similar businesses and owning similar properties as does Borrower. Such insurance shall include, without limitation, the following as marked:

                            [__] workmen's compensation;

                            [__] public third-party liability;

                            [__] property damage insurance;

                            [__] Keyman life insurance on __________________
                                 _________ assigned to Bank;

                            [__] business interruption; and

                            [--] -----------------------------------------------

          Borrower shall annually review all insurance coverage to insure that the dollar amount of its insurance coverage is maintained at a proper level, taking into account, but without limitation, inflation, any increases in risks and any changes in circumstances.

          Section 6.04. Title Insurance. To the extent that a mortgage or mortgages are to be given as security fur the Loan and as a condition of disbursement of the Loan, Borrower will deliver to Bank ALTA mortgagee's policies of title insurance (mortgagee's coverage) which shall be in form and content satisfactory to Bank insuring that title to all of the real property mortgaged to secure the Loan is valid and marketable and that the mortgage(s) is a valid first lien on the mortgaged property, subject to no encumbrances other than those specifically acceptable t~ the Bank in writing and the lien of current real estate taxes, if applicable, not delinquent and any normal easements shown of record.

                                   ARTICLE VII

                                    COVENANTS

          Section 7.01. Affirmative Covenants. As a condition of the Loans and so long as the Notes and all other obligations remain unpaid, the Borrower and the Guarantor shall (unless Bank shall otherwise waive `n writing any other requirements contained herein as marked):

                   [X ]Litigation. Promptly advise Bank in writing of all litigation (including threatened litigation and any matter which may become the subject of litigation) involving the Borrower or Guarantor or their business or any of their property, and of all complaints and charges made by any Governmental Agency which may have any substantial effect on Borrower or Guarantor or their business or their property.

                   [X ] Compliance with Law. Comply promptly with all laws and regulations of the federal government and the Government of the Commonwealth of the Northern Mariana Islands and any Governmental Agency affecting Borrower or Guarantor, their business and properties.

                   [X ] Payment of Taxes. Pay when due all taxes, assessments and governmental charges levied or assessed upon it and levied or assessed upon their operations and against any of their properties as they become due and payable.

                   [X }] Corporate Existence. At all times do or cause to be done all things necessary to maintain, preserve and renew their corporate existence and their rights, patents and franchises.

                             [X ] Propertv. Insofar as it is not prevented by causes beyond its control, at all times maintain, preserve, protect and keep, or cause to be maintained, preserved protected and kept, its property in good repair,  working  order and  condition  and from time to time make or cause to be made all repairs, renewals, replacements, additions, betterments and improvements to their property as are needful and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times.

                             [ ] Maintenance of Working Capital and Net Worth. Maintain at all times during the term of the Loans a positive working capital (an excess of current assets over current liabilities) and a positive net worth Not Applicable ,all as determined in accordance with generally acceptable accounting standards consistently applied, on all consolidated financial statements.

                             [ ] Subordination  of Inter-Company  Debts.  Obtain
            subordination as to any and all inter-company debts and payments of any kind whereby such debts and payments shall be subordinated to the loans provided for in this Agreement. The term "inter-company debts or payments" shall mean any debts or payments owed by Borrower to any corporation which Borrower or Guarantors own stock or to any corporation which owns any interest in Borrower.

                             [  ] Other. Not Applicable

                     Section 7.02. Negative Covenants. During the term of the Loan, the Borrower and Guarantor will not, without the written consent of the Bank, do or attempt to do any of the following as marked:

                             [X ] Liens.  Create,  incur or  suffer to exist any
            Encumbrance of any kind upon any of the property or assets of the Borrower and Guarantor which are subject to the Security Agreements provided for herein, except liens or encumbrances expressly authorized by Bank in writing and liens for current real estate taxes, if applicable.

                             [  ] Corporate Change. Merge or consolidate with
            any other corporation or dissolve or enter into any dissolution proceedings.

                             [ ] Dispose of Assets. Sell, encumber, lease, transfer or otherwise dispose of any substantial portion of their property or assets other than in the ordinary course of business. -

                             [ ] Loans. Make any advances or loans to any person, firm or corporation other than in the ordinary course of business, except loans to stockholders or affiliates or related companies which (i) shall not in any event exceed in the aggregate the amount of Not Applicable AND___ /100 DOLLARS ($__________) annually, and (ii) shall not exceed in the aggregate a total outstanding amount at any one time in excess of _____________ AND /100 DOLLARS ($------------------).

                              I X] Adverse  Action.  Take any action  that would
            adversely affect their financial condition or impair their ability to repay their obligations to the Bank under this Agreement or the Notes or the Guarantee.

                             [  ]Other. Not Applicable

                                   ARTICLE VII

                                     DEFAULT

                     Section 8.01. Default. The Bank may. at its option, declare immediately due and payable without presentation, protest or notice of any kind, all of which are hereby waived, the balance remaining unpaid on any Loan and/or Note or any other sums payable pursuant hereto or pursuant to any other Loan Document and to cease to make any further advances, upon the happening of any of the following events of default:

                             (a) Monetary Default. Any default (by failure to make payment on or before the due date) in the payment of principal or interest on the Notes or any Documentary Credit Instrument or in the payment of any other sums now or hereafter owned to Bank by Borrower pursuant hereto or to any other Loan Agreement or transaction: or

                              (b) Performance of Agreements. Any event specified in any Note or Documentary Credit Instrument or in an Security Agreement which would permit the Bank to cause the indebtedness evidenced or secured thereby to become due prior to its stated maturity or to foreclose the Security Agreement(s); or

                               (c) Loan Agreement Default. Any default in any representations made or in the observance of any obligation undertaken by Borrower or Guarantor pursuant to this Agreement or any other loan agreement with Bank; or

                             (d)      Third Party Default. Any default by
           Borrower or Guarantor in the payment of any sums due to any third parties; or

                             (e) Representations/Warranties. Any representation or warranty made or deemed to have been made by the Borrower or the Guarantor under or in connection with this Agreement or any other Loan Document (including without limitation any certificate, notification or report furnished tinder this Agreement) shall prove to have been incorrect, incomplete or misleading in any material respect when made or when deemed to have been made; or

                              (I) Enforceability of Loan Documents. Any Loan Document to which the Borrower or the Guarantor shall be a party shall for any reason cease to be binding upon and enforceable against the Borrower or the Guarantor, as the case may be, in accordance with its terms or the binding effect or enforceability hereof shall be contested by the Borrower or the Guarantor, as the case may be, or the Borrower or the Guarantor shall deny that it has any further liability or obligation under any such Loan Document; or

                              (g) Adverse Chance in Financial  Condition.  There
            shall occur any substantial adverse change in the overall financial condition of the Borrower or the Guarantor, or any Governmental Agency or court shall take any action which adversely affects the financial condition of the Borrower or the Guarantor or the ability of either thereof to fulfill its obligations under any Loan Document; or

                             (h) Validity of Loan Documents. Any of the loan Documents shall be terminated or any provision of any of the Loan Documents shall become illegal, invalid, void or unenforceable; or

                             (i) Other Demand by the Bank. If for any reason not otherwise specified in this Section 8.01 the Bank shall demand repayment of the Loan.

                    Section 8.02. Indemnification Costs. The parties hereto shall indemnify an hold Bank harmless from any liability, cost or damage arising out of the parties breach hereof Bank may appear in and defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or any security given for the Loans, and Borrower shall pay all of Bank's costs and expenses.

                                   ARTICLE IX

                             TAXES, INCREASED COSTS

                    Section 9.01. Taxes. The Borrower warrants that all payments or reimbursements required to be made under this Agreement, the Notes or any other document required hereunder are exempt from the payment of any and all taxes, duties, fees, withholdings, deductions or other charges of any nature whatsoever (collectively, `Taxes") levied or imposed by any taxing authority, other than Taxes on the overall net income of the Bank imposed by the jurisdictions. or any political subdivision thereof in which the Bank's principal office or actual lending office is located.

                    Section 9.02. Taxes for the Account of the Borrower. If any Taxes (other than taxes on net income) are at any time on any payments made on or in respect of the Loan (including, but not limited to, payments made pursuant to this paragraph), the Borrower shall pay such taxes and shall also pay to the Bank. at she time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.

                    Section 9.03. Necessary Increases in Payments. tf any Taxes are imposed on any payments made on or in respect of the Loan
           (including, without limitation, payments made pursuant to this Paragraph), and if the Borrower is prohibited by operation of law from (i) making payments without deduction us provided in Section
           9.02. or (ii) paying, causing to be paid, or reimbursing the Bank for the cost of, any and all Taxes as provided in Section 9.02, then the amounts payable so the Bank under this Agreement and the Note and Documentary Credit Instruments shall be increased to such amounts which, after provision for such Taxes, shall be necessary to yield and remit to the Bank payments of the amounts that would have been required to be paid hereunder if no such Taxes had been imposed.

                    Section 9.04. Evidence of Tax Payment. The Borrower will provide the Bank with original tax receipts. notarized copies of tax receipts. or other documentation as will prove payment of tax, for all taxes paid by the Borrower pursuant to this Agreement. The Borrower will deliver receipts to the Bank within 30 days after the doe date for the related tax.

                    Section 9.05. Survival. The obligations of the Borrower under this Article IX are independent of and additional to the other obligations of the Borrower under this Agreement and the Note and Documentary Credit Instruments, and shall survive the payment of such obligations.

                    Section 9.06. Increased Costs. Without limiting she foregoing provisions of this Article IX, if after the date of this Agreement any law, rule or regulation, or any interpretation thereof by any governmental authority charged with the interpretation or administration thereof, or any request of directive by any governmental authority (whether or not having the force of law) either (i) subjects the Bank to any tax, duty or other charge of any jurisdiction with respect to this Agreement or the Note or Documentary Credit Instruments. or changes the basis of taxation of payments to the Bank, of the principal of or interest on the Note or in respect of any other amount due hereunder or under the Note or Documentary Credit Instruments (except any change in the rate of tax on the overall income of the Bank), or (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank. and the result of any of the foregoing is so increase the cost to the Bank of making or maintaining the Loan, or to reduce the amount of any payment received or receivable by the Bank, or to impose on the Bank an obligation to make any payment to any fiscal, monetary, regulatory or other authority calculated on or by reference so any amount received or receivable by it under this Agreement or the Note, by an amount deemed by the Bank so be material, then the Borrower shall pay so the Bank, promptly upon demand, such additional amount or amounts as will compensate the Bank for such increased cost or reduction in the amount received or receivable. The Bank shall notify she Borrower of any event which will entitle the Bank to such additional amount or amounts pursuant to this Section as promptly as practicable after becoming aware of such event. A certificate of the Bank setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Bank as provided herein shall be conclusive and binding, absent manifest error.

                                    ARTICLE X

                                  MISCELLANEOUS

          Section 10.01. Continuance of Agreement, Waiver. This Agreement shall continue as long as any obligations of the Borrower contemplated herein or any part thereof or renewal or extension thereof remain unpaid. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

          Section 10.02. Fees and Costs. Borrower shall pay all fees and charges in connection with this transaction, including any charges for title insurance, appraisal fees, recording fees, preparation of documents, service fees, attorneys' fees and any other fees which maybe incurred by Bank in connection with the preparation of this Agreement and of any Loan Documents and which maybe incurred by Bank in exercising any right, power or remedy provided for herein or in any Loan Document.

          Section 10.03. Survival of Covenants. All representations and covenants of Borrower or Guarantor herein shall survive the making of all disbursements. The Note, the Security Agreements, Documentary Credit Instruments, and the Guaranty are hereby made subject so all conditions, agreements and covenants contained herein to the same extent as if they were fully set forth in and made a part of said Note, Security Agreements, Documentary Credit Instruments, and Guaranty.

          Section 10.04. Remedies Cumulative. All rights, powers and remedies given to Bank herein or in any other Loan Document are cumulative and are not alternative, and are in addition to all statutes or rules of law; and partial exercise or forbearance or delay by Bank in exercising the same shall not operate as any waiver thereof or of any other power or rights hereunder are granted by law, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Bank.

          Section 10.05. Third Parties. Nothing herein contained shall be deemed to establish any trust fund for the benefit of any person or persons, nor to impose any liability upon Bank to pay or be chargeable with any claims of third persons against the Borrower.

          Section 10.06. Counterparts. This Agreement may he executed in as many counterparts as may be deemed necessary or convenient, and each counterpart shall be deemed an original.

          Section 10.07. Partial Invalidity,. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, unenforceability or illegality shall not affect any other provision of this Agreement and/or of such other Loan Document, and this Agreement and such Loan Document shall be construed as if such provision had never been contained herein or therein and shall not affect the validity or enforceability of such provision in any other jurisdiction.

          Section 10.08. Extensions. Bank may at any time extend the time of payment of the principal and/or interest under the Nose and any extension so granted shall be deemed made in pursuance of this Agreement and not in modification hereof.

          Section 10.09. Governing Law. This Agreement and the Note shall be governed by and construed and interpreted in accordance with the law of the commonwealth of the Northern Mariana Islands.

          Section 10.10. Notices, Etc. Any notices and other communications hereunder shall be in writing and mailed or delivered, if to the Borrower:

                           TELESOURCE CNMI, INC.
                           BOX 100001 PPP 402 PMB
                           SAIPAN, MP 96950

                           Attn.:        K. J. SEMIKIAN
                                 ----------------------

if to any corporate Guarantors:

                           TELESOURCE INTERNATIONAL, INC.
                           860 PARKVIEW BOULEVARD
                           LOMBARD, IL 60148


                           Attn.:        JEFF KARANDJEFF
if to any of the individual Guarantors:

                               **Not Applicable**

and if to Bank::           THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
                            HSBC BOX 10001 PMB
                            SAIPAN, NIP 96950
                            Attn.: Branch Manager

or as to each party, at such other address be designated by such party in a written notice to the other party. All such notices and communications to the Borrower shall be effective, when deposited in the mail addressed to the aforesaid, or upon personal delivery of such notices to the respective offices as above-described.

          Section 10.11. Successors and Assi~n5. This Agreement shall be binding upon and inure to the benefit of each parry hereto and its respective successors and assigns, except the Borrower shall not have the right to assign its rights hereunder or any interest herein.

          Section 10.12. Effectiveness. This Agreement shall be effective upon execution and delivery thereof by the Borrower and the Bank.


          IN WITNESS WHEREOF, the parties have executed this Agreement the day and date first above written.

BORROWER:                         BANK:

TELESOURCE CNMII INC.             THE HONGKONG SHANGHAI BANKING
                                  CORPORATION LIMITED




/s/ Khajadour Semikian            /s/  Vickie N. Izuka
By:  Khajadour Semikian           By:  Vickie N. Izuka
Its:   President                  Its:   Duly Authorized Representative


GUARANTOR ACKNOWLEDGEMENT:

TELESOURCE INTERNATIONAL, INC.



/s/ Jeffrey Karandjeff
By:    Jeffrey Karandjeff
Its:   Secretary

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